Hauppauge, NY -- (Globe Newswire – April 18, 2017 – Air Industries Group (NYSE MKT: AIRI)

Air Industries Group Announces Financial Operating Results for 2016, Revenue for the First Quarter of 2017 and Full Year 2017 Revenue Guidance

GlobeNewswire•April 18, 2017

HAUPPAUGE, N.Y., April 18, 2017 (GLOBE NEWSWIRE) -- Air Industries Group (NYSE MKT:AIRI) (“Air Industries” or the “Company”), an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors, announced Financial Operating Results for the year ended December 31, 2016. Air Industries will file its Form 10-K for the year ended December 31, 2016, tomorrow, April 19, 2017.

While the Company experienced a dramatic increase in orders during 2016, revenue declined due to production inefficiencies. These production difficulties resulted in delays in introducing new products at some business units. At one of the Company’s business units, a delay in the delivery of one single order accounted for more than $3 million in missed revenues. The decline was also caused by liquidity constraints resulting in delays in receiving product from a small number of vendors. Air Industries backlog of past-due parts, product that is late in delivery to customers, significantly increased during 2016.

To address these issues the Company has changed senior executive management of the Company and operating management at all of our subsidiaries.

Air Industries’ funded 18-month backlog (Air Industries only includes firm orders in calculating backlog) increased significantly by $18 million to a total of $90 million at December 31, 2016.  The Company’s funded 18-month backlog of new orders increased further by $8 million to a total of approximately $98 million in the first quarter of 2017. The Company is particularly pleased to have been awarded a new five (5) year contract with Sikorsky Aircraft, one of its largest and oldest customers. The Company is also encouraged by the fact that its Sterling Engineering subsidiary which struggled during 2016, has received several million dollars of orders for new products, and has recently received orders for several legacy products that were missing in 2016. The Company also anticipates the return of a significant contract from Raytheon which is ordered in alternate years.

Revenue for the year was $66.9 million, a decline of approximately ($13.5) million or (17%) from approximately $80.4 million in the prior year. Net loss before tax was ($13.5) million, an increase of approximately ($12.4) million from a loss of approximately ($1.1) million in the prior year.

Approximately $10.6 million of the increase in the loss resulted from a decline in gross profit. The decline in gross margin results from the under-absorption of factory overhead cost which is a direct result of the decline in revenue. The balance of the increase in the loss reflects the write-down of inventory for price decreases, slow-moving items and other adjustments.

For the first quarter of 2017, excluding our AMK subsidiary which was sold in January 2017, revenue from continuing operations was $16.4 million, an increase of $2.2 million or more than 17% over the prior year. Based upon orders in house and current production schedules, we anticipate revenues of $18, $19 and $20 million for the second, third and fourth quarters of 2017 respectively; with total annual revenue of approximately $73.5 million.

Mr. Peter Rettaliata, Chief Executive Officer of Air Industries commented: “Since returning as CEO in March, I have been working closely with Michael Brand who is serving as Acting Chief Operating Officer. We both have been intensely focused on increasing the velocity of production at all of our business units. Our goal is returning the Company to profitability. We are doing this by accelerating production, reducing our past-due backlog and decreasing our inventories. These efforts are just beginning to show some results. One example, at our Eur-Pac subsidiary - a large $3 million dollar project, delayed for nearly six-months - began to ship in late March. We are looking forward to additional successes and improvements across the Company in the coming months and throughout 2017.

We have also begun a cost-reduction program, where our initial focus is on reducing labor costs. This program began in March, and is showing excellent initial results. Since March 1st, our average payroll cost has decreased by approximately $150,000 per month.  We will be vigilant in continuing to control and reduce costs.”

Mr. Michael Taglich, Chairman of the Board of Air Industries commented: “We believe that our 2016 results were the nadir and reflect the cumulative effect of the sequestration cuts imposed on the military budget. It is our belief that the readiness crisis in the US Military with many combat aircraft grounded for lack of maintenance and replacement parts will inevitably lead to increases in government procurement. We expect that this will result in increased orders.

It is hard to overstate the effect of sequestration in recent years. It is important to remember that as recently as 2012 the combined revenue of the companies that now comprise Air Industries was in excess of $95 million.

We are encouraged by the year-over-year increase in revenue during the first quarter, and expect this trend to continue and hopefully accelerate during the coming quarters. It is our plan and our goal to have sequential quarter over quarter increases in revenue.

Air Industries has the full support of its Board of Directors. I would like to thank Pete Rettaliata and Mike Brand for their efforts on behalf of the Company. Air Industries also enjoys the support of Taglich Brothers and myself. I have invested several million dollars personally in Air Industries in recent months. ”

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors. Air Industries operates in three segments: Complex Machining of aircraft landing gear and flight controls, Aerostructures & Electronics, and Turbine & Engine products.

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group

631.881.4913

ir@airindustriesgroup.com